Exhibit 99.1
Hawthorn Bancshares Reports Second Quarter 2024 Results

Jefferson City, MO — July 30, 2024 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company”), the bank holding company for Hawthorn Bank, reported second quarter 2024 net income of $4.6 million and earnings per diluted share (“EPS”) of $0.66.
Second Quarter 2024 Results
•Net income improved $0.2 million and EPS improved $0.03 per share from the first quarter 2024 (the "prior quarter”)
•Net interest margin, fully taxable equivalent ("FTE") of 3.33%
•Return on average assets and equity of 1.02% and 13.75%, respectively
•Loans decreased $20.3 million, or 1.3%, compared to the prior quarter
•Investments increased $1.4 million, or 0.7%, compared to the prior quarter
•Deposits increased $22.4 million, or 1.5%, compared to the prior quarter, while other borrowings decreased $9.9 million, or 6.2%, compared to the prior quarter
•Credit quality remained strong with non-performing loans to total loans of 0.30%
•Book Value increased to $19.76, an increase of 1.8%, compared to the end of the prior quarter
Brent Giles, Chief Executive Officer of Hawthorn Bancshares, Inc. commented, “In the second quarter, we continued to see a positive impact from focusing on the core business of the Bank. The sale of our mortgage servicing rights portfolio closed during the quarter, and we remain committed to expanding our products and services to our core customer base, while managing our operating expenses."

Financial Summary
(unaudited)
$000, except per share data

	June 30,	March 31,	June 30,
	2024	2024	2023
Balance sheet information:
Total assets	$1,847,810	$1,833,760	$1,900,709
Loans held for investment	1,498,504	1,518,853	1,563,206
Investment securities	191,159	189,741	260,714
Deposits	1,550,250	1,527,874	1,543,270
Total stockholders’ equity	$138,241	$136,620	$126,473

Key ratios and per share data:
Book value per share (QTR)	$19.76	$19.43	$17.97
Market price per share (QTR)	$19.80	$20.43	$17.95
Diluted earnings (loss) per share (QTR)	$0.66	$0.63	$0.36
Net interest margin (FTE) (QTR)	3.33%	3.39%	3.19%
Efficiency ratio (QTR)	66.24%	70.78%	80.55%
Financial Results for the Quarter and Six Months Ended June 30, 2024
Earnings
Net income for the second quarter 2024 was $4.6 million, an increase of $0.2 million, or 3.9%, from the prior quarter, and an increase of $2.1 million, or 81.6%, from the second quarter 2023 (the "prior year quarter"). EPS was $0.66 for the second quarter 2024 compared to $0.63 for the prior quarter, and $0.36 for the prior year quarter.

Net income for the six months ended June 30, 2024 was $9.1 million, or $1.29 per diluted share, an increase of $3.3 million compared to $5.8 million, or $0.83 per diluted share, for the six months ended June 30, 2023.

Net Interest Income and Net Interest Margin
Net interest income for the second quarter 2024 was $14.2 million, a decrease of $0.6 million from the prior quarter, and a decrease of $0.03 million from the prior year quarter. Net interest income for the six months ended June 30, 2024 was $28.9 million, an increase of $0.7 million compared to $28.2 million for the six months ended June 30, 2023.
Interest income increased $1.6 million in the current quarter compared to the prior year quarter, driven primarily by higher yields on interest earning assets, while interest expense increased $1.7 million compared to the prior year quarter. Net interest margin, on an FTE basis, was 3.33% for the current quarter, compared to 3.39% for the prior quarter, and 3.19% for the prior year quarter.
The yield earned on average loans held for investment was consistent at 5.75%, on an FTE basis, for both the second quarter 2024 and the prior quarter, compared to 5.23% for the prior year quarter.
The average cost of deposits was 2.69% for the second quarter 2024, compared to 2.61% for the prior quarter and 2.07% for the prior year quarter. Non-interest bearing demand deposits as a percent of total deposits was 25.9% as of June 30, 2024, compared to 25.7% and 28.4% at March 31, 2024 and June 30, 2023, respectively.
Non-interest Income
Total non-interest income for the second quarter 2024 was $4.0 million, an increase of $1.0 million, or 32.3%, from the prior quarter, and an increase of $2.4 million, or 150.3%, from the prior year quarter. For the six months ended June 30, 2024, non-interest income was $7.0 million, an increase of $2.2 million as compared to $4.8 million for the six months ended June 30, 2023.
The increase in the current quarter compared to the prior quarter was primarily due to an increase in earnings on bank owned life insurance and the recognition of a gain on sale on foreclosed property.
Non-interest Expense
Total non-interest expense for the second quarter 2024 was $12.0 million, a decrease of $0.5 million, or 4.3%, from the prior quarter, and a decrease of $0.7 million, or 5.4%, from the prior year quarter. For the six months ended June 30, 2024, non-interest expense was $24.6 million, a decrease of $0.6 million as compared to $25.2 million for the six months ended June 30, 2023.
The second quarter efficiency ratio was 66.2% compared to 70.8% and 80.5% for the prior quarter and prior year quarter, respectively. The decrease in the current quarter compared to the prior quarter was primarily due to decreases in legal, examination, and professional fees and occupancy expense.
Loans
Loans held for investment decreased $20.3 million, or 1.3%, to $1.5 billion as of June 30, 2024 as compared to March 31, 2024 and decreased $64.7 million, or 4.1%, from June 30, 2023.
Investments
Investments increased $1.4 million, or 0.7%, to $191.2 million as of June 30, 2024 compared to March 31, 2024 and decreased $69.6 million, or 26.7%, from June 30, 2023.
Asset Quality
Non-performing loans totaled $4.4 million at June 30, 2024, a decrease from $8.5 million at March 31, 2024, and an increase from $3.8 million at June 30, 2023. The decrease in non-performing loans in the current quarter compared to the prior quarter is primarily due to a $1.8 million charged off commercial loan relationship and a $2.7 million commercial real estate loan that went to foreclosure. Non-performing loans to total loans was 0.30% at June 30, 2024, compared to 0.56% and 0.25% at March 31, 2024 and June 30, 2023, respectively.
In the second quarter 2024, the Company had net loan charge-offs of $2.0 million compared to net loan charge-offs of $0.1 million in the prior quarter and net recoveries of $0.1 million in the prior year quarter. The charge-offs in the current quarter primarily related to one commercial loan relationship that was adequately reserved for in the prior quarter.
The Company recorded a $0.5 million provision for credit losses on loans and unfunded commitments for the second quarter 2024 compared to a release of provision for credit losses on loans and unfunded commitments of $0.2 million in the prior quarter and a provision expense of $0.7 million for the prior year quarter.

The allowance for credit losses at June 30, 2024 was $22.0 million, or 1.47% of outstanding loans, and 495.38% of non-performing loans. At March 31, 2024, the allowance for credit losses was $23.7 million, or 1.56% of outstanding loans, and 276.93% of non-performing loans. At June 30, 2023, the allowance for credit losses was $22.2 million, or 1.42% of outstanding loans, and 578.01% of non-performing loans. The allowance for credit losses represents management’s best estimate of expected losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2024 as determined by management.
Deposits
Total deposits at June 30, 2024 were $1.6 billion, an increase of $22.4 million, or 1.5%, from March 31, 2024, and an increase of $7.0 million, or 0.5%, from June 30, 2023. The increase in deposits at June 30, 2024 as compared to June 30, 2023 was primarily a result of an increase in time deposits partially offset by decreases in demand deposits and other interest bearing deposits.
Capital
The Company maintains its “well capitalized” regulatory capital position. At June 30, 2024, capital ratios were as follows: total risk-based capital to risk-weighted assets 14.30%; tier 1 capital to risk-weighted assets 12.94%; tier 1 leverage 10.94%; and common equity to assets 7.48%.
Pursuant to the Company's 2019 Repurchase Plan, management is given discretion to determine the number and pricing of the shares to be purchased under the plan, as well as the timing of any such purchases. The Company repurchased 51,692 common shares under the repurchase plan during the first six months of 2024 at an average cost of $19.46 per share totaling $1.0 million. As of June 30, 2024, $4.0 million remains available for share repurchases pursuant to the plan.
During the third quarter of 2024, the Company's Board of Directors approved a quarterly cash dividend of $0.19 per common share payable October 1, 2024 to shareholders of record at the close of business on September 15, 2024.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2024	2024	2023
Total interest income	$23,556	$24,052	$21,927
Total interest expense	9,384	9,304	7,725
Net interest income	14,172	14,748	14,202
Provision for (release of) credit losses on loans and unfunded commitments	456	(230)	—
Non-interest income	3,995	3,019	1,596
Investment securities (losses) gains, net	(15)	—	7
Non-interest expense	12,034	12,575	12,725
Pre-tax income	5,662	5,422	3,080
Income taxes	1,033	966	531
Net income	$4,629	$4,456	$2,549
Earnings per share:
Basic:	$0.66	$0.63	$0.36
Diluted:	$0.66	$0.63	$0.36

		Six Months Ended
		June 30,
Statement of income information:		2024	2023
Total interest income		$47,608	$42,860
Total interest expense		18,688	14,710
Net interest income		28,920	28,150
Provision for credit losses on loans and unfunded commitments		227	680
Non-interest income		7,015	4,778
Investment securities (losses) gains, net		(15)	15
Non-interest expense		24,609	25,202
Pre-tax income		11,084	7,061
Income taxes		1,999	1,241
Net income		$9,085	$5,820
Earnings per share:
Basic:		$1.29	$0.83
Diluted:		$1.29	$0.83

FINANCIAL SUMMARY (continued)
(unaudited)

	June 30,	March 31,	June 30,
	2024	2024	2023
Key financial ratios:
Return on average assets (QTR)	1.02%	0.97%	0.54%
Return on average common equity (QTR)	13.75%	13.12%	7.99%
Net interest margin (FTE) (QTR)	3.33%	3.39%	3.19%
Efficiency ratio (QTR)	66.24%	70.78%	80.55%

Asset Quality Ratios:
Allowance for credit losses to total loans	1.47%	1.56%	1.42%
Non-performing loans to total loans (a)	0.30%	0.56%	0.25%
Non-performing assets to loans	0.54%	0.69%	0.66%
Non-performing assets to assets (a)	0.44%	0.57%	0.54%
Allowance for credit losses on loans to
non-performing loans (a)	495.38%	276.93%	578.01%

Capital Ratios:
Average stockholders' equity to average total assets (QTR)	7.40%	7.41%	6.76%
Period-end stockholders' equity to period-end assets (QTR)	7.48%	7.45%	6.65%
Total risk-based capital ratio	14.30%	13.92%	13.99%
Tier 1 risk-based capital ratio	12.94%	12.51%	12.51%
Common equity Tier 1 capital	10.02%	9.68%	9.92%
Tier 1 leverage ratio	10.94%	10.71%	10.46%
(a)Non-performing loans include loans 90-days past due and accruing and non-accrual loans.
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Kansas City, Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, and California.

Contact:
Hawthorn Bancshares, Inc.
Brent M. Giles
Chief Executive Officer
TEL: 573.761.6100
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.